Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - September 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013
Yield	18.02%
Less: Coupon	0.59%
Servicing Fee	1.50%
Net Credit Losses	4.20%
Excess Spread :
September-11	11.73%
August-11	10.87%
July-11	11.67%
Three Month Average Excess Spread	11.42%
Delinquency:
30 to 59 Days	0.67%
60 to 89 Days	0.57%
90+ Days	1.31%
Total	2.55%
Principal Payment Rate	22.24%